Exhibit 99.1

Cartesian Therapeutics Announces $130 Million Private Placement Equity Financing

GAITHERSBURG, MD, July 2, 2024 (GLOBE NEWSWIRE)—Cartesian Therapeutics, Inc. (NASDAQ: RNAC) (the “Company”), a clinical-stage biotechnology company pioneering mRNA cell therapy for autoimmune diseases, today announced that it has entered into a securities purchase agreement for a private investment in public equity (“PIPE”) financing that is expected to result in gross proceeds of approximately $130.0 million to the Company, before deducting placement agent fees and other offering expenses. The PIPE financing is expected to close on or about July 3, 2024, subject to satisfaction of customary closing conditions.

The PIPE financing included participation from both new and existing investors, including HBM Healthcare Investments (Cayman) Ltd., Invus, Schooner Capital, Surveyor Capital (a Citadel company), Timothy A. Springer, Ph.D., a leading mutual fund manager, and other institutional investors.

Pursuant to the terms of the securities purchase agreement, the Company is selling an aggregate of 3,563,247 shares of its common stock (“Common Stock”), and 2,937,903 shares of its Series B Non-Voting Convertible Preferred Stock (“Series B Preferred Stock”), each at a purchase price of $20.00 per share. Each share of Series B Preferred Stock is convertible into one share of Common Stock, subject to Cartesian stockholder approval thereof and certain beneficial ownership limitations set by the purchasers of the Series B Preferred Stock.

The Company intends to use the net proceeds from the PIPE financing, together with the Company’s existing cash, cash equivalents, and marketable securities, to fund its pipeline programs, and for general corporate purposes and working capital.

Leerink Partners and TD Cowen are acting as lead placement agents for the PIPE financing and Needham & Company is acting as placement agent for the PIPE financing.

The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and the securities have not been registered under the Securities Act of 1933, as amended, and may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. Concurrently with the execution of the securities purchase agreement, the Company and the investors entered into a registration rights agreement pursuant to which the Company has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the shares of Common Stock underlying the Series B Preferred Stock and the shares of Common Stock sold in the PIPE financing.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Cartesian Therapeutics

Cartesian Therapeutics is a clinical-stage company pioneering mRNA cell therapies for the treatment of autoimmune diseases. The Company’s lead asset, Descartes-08, is a potential first-in-class mRNA CAR-T in Phase 2b clinical development for patients with generalized myasthenia gravis and Phase 2 development for systematic lupus erythematosus, with a Phase 2 basket trial planned in additional autoimmune indications. The Company’s clinical-stage pipeline also includes Descartes-15, a next-generation, autologous anti-BCMA mRNA CAR-T.

Forward-Looking Statements

Any statements in this press release about the future expectations, plans and prospects of the Company, including without limitation, statements regarding the Company’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, the intended use of net proceeds from the PIPE financing, the expected timing of closing of the PIPE financing and the completion of the PIPE financing, the conversion of the Company’s Series B Non-Voting Convertible Preferred Stock and stockholder approval thereof, the Company’s business plans and the anticipated benefits of the management changes, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, the following: market conditions and the satisfaction of closing conditions, and other important factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, and in other filings that the Company makes with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any intention to update any forward-looking statements included in this press release, except as required by law.

Investors Contact
Ron Moldaver
Senior Director, Investor Relations & Business Development
ron.moldaver@cartesiantx.com

Media Contact
David Rosen
Argot Partners
cartesian@argotpartners.com